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                                                                     EXHIBIT 8.1

                  [Letterhead of McAfee & Taft Appears Here]


                                 July 15, 1999



Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260

Ladies and Gentlemen:

        We have acted as counsel to Devon Energy Corporation, an Oklahoma corporation ("Devon"), in connection with the proposed merger of Devon Oklahoma Corporation ("Devon Oklahoma"), an Oklahoma corporation and a direct, wholly-owned subsidiary of Devon Delaware Corporation, a Delaware corporation ("New Devon"), with and into Devon, and the subsequent merger of PennzEnergy Company, a Delaware corporation ("PennzEnergy") with and into New Devon (collectively, the "Mergers"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1999, among Devon, New Devon, Devon Oklahoma, and PennzEnergy (the "Merger Agreement").

        The opinions expressed in this letter are given pursuant to Section 8.3(b) of the Merger Agreement and are based on our review of the Merger Agreement, the Joint Proxy Statement/Prospectus of Devon and PennzEnergy relating to the Mergers, filed with the Securities and Exchange Commission on June 21, 1999 (the "Proxy Statement"), the exhibits to the Proxy Statement, and such other materials and documents as we have deemed appropriate. Capitalized terms not otherwise defined herein shall have the same meanings as they have for purposes of the Proxy Statement and the Merger Agreement.

        In rendering the opinions expressed in this letter, we have assumed that
(i) the Mergers will be consummated as described in the Merger Agreement and Proxy Statement, (ii) the facts, representations and warranties set forth in the Merger Agreement and the Proxy Statement are accurate, (iii) the covenants, conditions and obligations set forth in the Merger Agreement will be fulfilled, and (iv) there are no agreements, arrangements, or understandings among any of Devon, New Devon, Devon Oklahoma, PennzEnergy, or any of their shareholders relating to the Mergers other than the Merger Agreement and those described or referenced in the Merger Agreement or the Proxy Statement. While we have made


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factual inquiries as we deemed appropriate, we have not undertaken a complete independent investigation of the factual matter set forth in any of the foregoing.

        Subject to the foregoing and to the assumptions and limitations set forth herein and in the Proxy Statement under the caption "Material United States Federal Income Tax Considerations," and assuming the Mergers are consummated in accordance with the Merger Agreement, in our opinion:

                (a) The Mergers will be treated for U.S. federal income tax purposes as two reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

                (b) No gain or loss will be recognized by Devon, New Devon, Devon Oklahoma or PennzEnergy as a result of the Mergers;

                (c) No gain or loss will be recognized by a U.S. stockholder of Devon upon the receipt of shares of New Devon capital stock in exchange for Devon capital stock; and

                (d) The discussion under the caption "Material United States Federal Income Tax Considerations--Tax Consequences of the Merger--Tax Consequences to Devon and its U.S. Stockholders," to the extent it describes matters of law and legal conclusions, is an accurate summary of the material federal income tax consequences of the Mergers to Devon and its U.S. stockholders.

        The opinions expressed herein are limited solely to the federal law of the United States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof. We express no opinion as to any tax consequences of or relating to the Mergers other than the federal income tax consequences which are specifically addressed in this opinion.

        This opinion may be relied upon by you and may not be relied upon by any other person for any purpose without our prior written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement of Devon Delaware on Form S-4 ("Registration Statement") and to the reference to our firm under the caption "Material United States Federal Income Tax Considerations" in the Proxy Statement which is a part of
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the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,

                                                McAFEE & TAFT
                                                A PROFESSIONAL CORPORATION